KEELEY SMALL CAP VALUE FUND, INC.
AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

     THIS AMENDMENT dated as of the 13th day of January, 2006 to the Transfer Agent Servicing Agreement, dated as of September 8, 1993, as amended, (the “Agreement”), is entered by and between Keeley Small Cap Value Fund, Inc., a Maryland corporation (the “Fund”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

     WHEREAS, the parties have entered into a Transfer Agent Servicing Agreement; and

     WHEREAS, the Fund and USBFS desire to amend said Agreement; and

     WHEREAS, Paragraph 9 of the Agreement allows for its amendment by a written instrument executed by both parties.

     NOW, THEREFORE, the parties agree as follows:

     The Fee Schedule of the Agreement is hereby superceded and replaced with the Fee Schedule attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY SMALL CAP VALUE FUND, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ John L. Keeley, Jr.	By:	/s/ Joe D. Redwine

Name:	John L. Keeley, Jr.	Name:	Joe D. Redwine

Title:	President	Title:	President

Fee Schedule
to the
Transfer Agent Servicing Agreement – Keeley Small Cap Value Fund, Inc.

KEELEY SMALL CAP VALUE FUND, INC.
and K E E L E Y F U N D S , I N C .
TRANSFER AGENT & SHAREHOLDER SERVICES
ANNUAL FEE SCHEDULE at 1/5/06

Qualified Plan Fees (Billed to Investors)
Service Charges to the Fund*	$15.00 /qualified plan acct (Cap at $30.00/SSN)
Annual Shareholder Account Fee (see minimum)	$15.00 /Coverdell ESA acct (Cap at $30.00/SSN)
Load Fund - $16.00 /account	$25.00 /transfer to successor trustee
Load Fund, Level 3 - $13.00/account	$25.00 /participant distribution (Excluding SWPs)
Annual Minimum	$25.00 /refund of excess contribution
$30,000 per load fund	Shareholder Fees (Billed to Investors)
$18,000 each additional class	$15.00 /outgoing wire transfer
Basis Point	$15.00 /overnight delivery
0.5 BPS on Asset Market Value for 1st 1 billion	$ 5.00 /telephone exchange
0.20 BPS on assets over $1 billion	$25.00 /return check or ACH
$25.00 /stop payment
Activity Charges	$ 5.00 /research request per account (Cap at $25.00/request)
Telephone Calls - $1.00 /minute	(For requested items of the second calendar year [or previous] to the request)
Voice Response Calls - $.35 /call
AML New Account Service $1.00/new domestic	Technology Charges
accounts and $2.00/new foreign account	1. Implementation Services
First CUSIP - $2,000 /first CUSIP
AML Base Service (excl Level 3 accounts)	Fund Setup - $1,500 /additional CUSIP
0-999 accounts - $500.00/year	800 Service - $1,650 ATT transfer connect
1,000-4,999 accounts - $1,000/year	VRU Setup - $500 /fund group
5,000-9,999 accounts - $2,500/year	NSCC Setup - $1,500 /fund group
10,000+ accounts - $5,000/year	2. 12b-1 Aging - $1.50 /account/year
3. Average Cost - $.36 /account/year
ACH/EFT Shareholder Services:	4. File Transmissions - subject to requirements
$125.00 /month/fund group	5. Selects - $300 per select
$ .50 /ACH item, setup, change	6. ReportSource – No Charge - Web reporting
$5.00 /correction, reversal	7. Physical Certificate Shares
Setup - $750 /fund
Out-of-pocket Costs - Including but not limited to:	Issue of Certificate - $10.00 /certificate transaction
Telephone toll-free lines, call transfers, etc.	8. Extraordinary services - charged as incurred
Mailing, sorting and postage	Development/Programming - $150 /hour
Stationery, envelopes	Conversion of Records - Estimate to be provided
Programming, special reports	Custom processing, re-processing
Insurance, record retention, microfilm/fiche
Proxies, proxy services
Lost shareholder search
ACH fees
NSCC charges
All other out-of-pocket expenses

* Subject to CPI increase, Milwaukee MSA.